EXH 99.1

June 12, 2018

Destination XL Group, Inc. Announces Appointment of Lionel Conacher to its Board of Directors and Letter Agreement with Cannell Capital

CANTON, Mass., June 12, 2018 (GLOBE NEWSWIRE) -- Destination XL Group, Inc. (NASDAQ:DXLG), the largest omni-channel specialty retailer of big & tall men's apparel, today announced the appointment of Lionel Conacher to its Board of Directors (the “Board”) as a new independent director, effective immediately.  Mr. Conacher is a Senior Advisor to private equity firm Altamont Capital Partners LLC and currently sits on the boards of Dakine (designer and manufacturer of sportswear and sports equipment for the snowboard, ski, surf, skate, bike, kite, and wind communities) and Mervin Manufacturing (leading designer and manufacturer of snow boards and other board sports equipment).  Formerly, Mr. Conacher was the Chairman of Wunderlich Securities.  Dakine, Mervin and Wunderlich are Altamont Capital companies.  To allow for this appointment, the Board increased its size to ten directors.

Mr. Conacher’s appointment is pursuant to a Letter Agreement entered into between Destination XL and Cannell Capital LLC, as of June 11, 2018, after a thorough review process by its Nominating and Corporate Governance Committee.  The agreement also provides for Mr. Conacher’s nomination to the Board at the Company’s upcoming 2018 annual meeting on August 9, 2018, and the reversion of its Board size to nine directors at that meeting.  Pursuant to the agreement, Cannell Capital has agreed to withdraw its other nominees to the Board and to certain standstill and voting provisions until January 29, 2019.

“We are pleased to reach an agreement that brings new perspectives to our Board of Directors,” said David Levin, the Company’s President, CEO and a member of the Board.

The complete agreement will be included as an exhibit to the Company’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and in London, England and Ontario, Canada. The retailer operates under five brands: DXL, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.destinationxl.com.

Contact:

ICR, Inc.

Investors:

Tom Filandro, 646-277-1235 Tom.Filandro@icrinc.com